Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Eva Live Inc. (the “Company”) of our report dated March 16, 2026, relating to the consolidated financial statements of the Company as of December 31, 2025 and 2024, and for each of the years then ended, which report includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission on March 16, 2026.

We also consent to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Yours faithfully,

For: LAO PROFESSIONALS

Lateef Awojobi FCA

Managing Partner/CEO

October 16, 2026